Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-4 of Citizens Communications Company of our report dated March 10, 2006 relating to the financial statements, financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in Commonwealth Telephone Enterprises, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2005. We also consent to the references to us under the headings “Experts” and “Selected Historical Consolidated Financial Information of Commonwealth” in such Amendment No. 1 to the Registration Statement.

/s/ PricewaterhouseCoopers LLP

Philadelphia, PA

December 20, 2006